Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between
G M Oil Properties, Inc.,
an Oklahoma corporation,
Seller
and
Rio Vista Penny, LLC,
an Oklahoma limited liability company
Buyer

EXHIBITS

		Section
Exhibit	Description	where Defined

A	Assets	1.2

B	Wells and Interests	1.2	(b)

C	Form of Assignment, Bill of Sale and Conveyance	10.3	(a)

D	FIRPTA Certificate	10.3	(i)

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”) is made this 1st day of October, 2007, to be effective the 1st day of the month in which Closing occurs (the “Effective Time”) by and between G M Oil Properties, Inc., an Oklahoma corporation, located at 111 South Main Street, Eufaula, Oklahoma (the “Seller”), and Rio Vista Penny, LLC, an Oklahoma limited liability company, located at 2121 Rosecrans Ave, Suite 3355, El Segundo, California 90245 (the “Buyer”). The Buyer and Seller may be collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Seller owns certain real and personal property interests in certain oil and gas properties located in McIntosh, Pittsburg and Haskell counties, as described in Section 1.2 below (collectively, the “Assets”);
WHEREAS, Seller is currently in default under the TCW Debt (as hereinafter defined), does not have the assets to keep the TCW Debt current, and desires to sell its interest in the Assets to Buyer in exchange for Buyer’s assumption and release of the TCW Debt so that TCW Asset Management Company will not institute the recently threatened foreclosure proceedings against Seller and that any rights and/or claims under such Debt are fully waived and released;
WHEREAS, Seller owns and desires to sell approximately thirty three and one third percent (33.33%) of the issued and outstanding shares of capital stock of MV Pipeline Company, an Oklahoma corporation, which stock is included among the Assets; and
WHEREAS, Buyer desires to purchase the Assets pursuant to the terms of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase through assumption of debt the Assets pursuant to the terms of this Agreement.
1.2 Assets. The interest in and to the real property and the other types of property associated therewith as described in this Section 1.2 will be referred to collectively as the “Assets.” The Assets are comprised of the following:

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(a) All of Seller’s right, title and interest in and to the oil and gas properties specifically described in Exhibit B (collectively, the “Properties”), the working interests owned by Seller in the Properties, and any and all right, title and interest of Seller in and to the oil, gas and all other hydrocarbons in, on or under the lands described on Exhibit B (the “Lands”) and other hydrocarbons and products, whether liquid or gaseous, produced in association therewith (“Hydrocarbons”) after the Effective Time and all other minerals of whatever nature in, on or under the Lands and lands pooled or unitized therewith.
(b) The oil and gas wells located on the Lands, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described in Exhibit B, whether producing or non-producing and whether fully or properly described or not, (the “Wells”), all injection and disposal wells on the Lands, and all personal property and equipment associated with the Wells as of the Effective Time.
(c) The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby to the extent that they relate to or affect any of either Seller’s properties and interests described in Sections 1.2(a) and (b) or the production of Hydrocarbons, if any, attributable to said properties and interests after the Effective Time.
(d) The rights, to the extent transferable without material restriction under applicable law or third-party agreements (without the payment of any funds or consideration), in and to existing and effective oil, gas, liquids, condensate, casinghead gas and natural gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, and farmout agreements (the “Material Agreements”), insofar only as they relate to the operation of the Assets being purchased as defined in Sections 1.2(a), (b) and (c), excluding, however, any insurance contracts and any other contracts, agreements or instruments related solely to the operation of the day-to-day business of the Seller. A complete list of all Material Agreements being assumed by Buyer is attached hereto as Schedule 1.2(d).
(e) All of the personal property, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way and easements, including, without limitation the rights of way and easements set forth on Exhibit B, surface leases and other surface rights (including, but not limited to, any wells, tanks, boilers, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities) located on or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 1.2(a) through (d) to the extent that they are located on or used in the operation of the Assets as of the Effective Time, and all contract rights (including rights under leases to third parties) related thereto.

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(f) The files, records, data and information relating to the items described in Sections 1.2(a) through (e) maintained by Seller (the “Records”), including without limitation, accounting files relating to the Assets, lease files, land files, well files, gas, oil and other hydrocarbon sales contract files, gas processing files, division order files, abstracts, title opinions, all electronic files directly related to the Assets, AFEs, geological and seismic data to the extent such seismic data can be transferred at no cost to Seller, and all other information of every type related exclusively or primarily to any of the Assets, but excluding the following:
(i) all of Seller’s internal appraisals and interpretive data related to the Assets,
(ii) all information and data under contractual restrictions on assignment,
(iii) all privileged information,
(iv) Seller’s corporate, financial, employee and general tax records that do not relate exclusively to the Assets and
(v) all accounting files that do not relate to the Assets.
(g) All of Seller’s right, title and interest in and to any and all shares of the capital stock (the “MV Stock”) of MV Pipeline Company, an Oklahoma corporation (“MV”).
1.3 Assumed Liabilities. Unless otherwise set forth in Schedule 1.3, Buyer assumes no liabilities of Seller.
1.4 Effective Time. The purchase and sale of the Assets shall be effective as of the 1st day of the month of Closing, at 7:00 a.m. local time at the site of the Assets (the “Effective Time”).
1.5 Definitions. The following terms used in this Agreement and not otherwise defined herein shall have the meanings indicated below:
(a) Defensible Title. The term “Defensible Title” to the Assets means such title of Seller that, subject to and except for the Permitted Encumbrances:
(i) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same;
(ii) entitles Seller to receive not less than the net revenue interest (“NRI”) for the depths or formations, if any, set forth for each Well and/or Lease (unit interest or leasehold interest, as applicable) on Exhibit B;

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(iii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well (unit interest or leasehold interest, as applicable) in an amount not greater than the working interest (“WI”) therefore as set forth on Exhibit B without a corresponding increase in the NRI for such Property; and
(iv) is free and clear of encumbrances, liens and defects that would create a material impairment of use and enjoyment of or loss of interest in the affected property.
(b) Environmental Laws. The term “Environmental Law” shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Assets are located, including, without limitation, any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
(c) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
(i) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of all such burdens does not operate to reduce the NRI for a particular Asset below that set forth on Exhibit B;
(ii) any preferential rights to purchase and required third party consents to assignments of contracts and similar agreements for which written waivers or consents are obtained prior to Closing;
(iii) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(iv) all rights to consent by, required notices to, filings with, or other actions by federal, state or local entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;
(v) rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

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(vi) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected Asset;
(vii) such Title Defects as Buyer has waived in writing;
(viii) the terms and conditions of the Material Agreements;
(ix) materialmen’s, mechanic’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets
a. if they have not been filed pursuant to law and the time for filing them has expired,
b. if filed, they have not yet become due and payable or payment is being withheld as provided by law, or
c. if their validity is being contested in good faith by appropriate action;
(x) rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable laws, rules, regulations and orders of general applicability in the area;
(xi) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;
(xii) division orders terminable without penalty upon no more than 90 days notice to the Buyer;
(xiii) calls on or preferential rights to purchase production held by parties other than Seller or an affiliate of Seller;
(xiv) that certain Note Purchase Agreement and that certain Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, both dated August 29, 2005, made by and among Seller, as Debtor/Mortgagor; TCW Asset Management Company, as Administrative Agent for the benefit of the Holders (as that term is defined in the Note Purchase Agreement) and the Holders in the current principal amount of $16,500,000, plus accrued and unpaid interest (collectively referred to herein as the “TCW Debt”); and

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(xv) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the leases or the units or wells to which they relate that, individually or in the aggregate:
a. are not such as to interfere with the operation, value or use of the Leases (or portion thereof) affected thereby;
b. have not delayed the receipt or prevented Seller from receiving its share of the proceeds or production from any of the units or wells to which the Leases relate;
c. do not reduce the interest of Seller with respect to all oil and gas produced from any unit or well to which the Leases relate below the NRI set forth in Exhibit B for the Asset to which such unit or well relates; and
d. do not increase Seller’s portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or well to which the Leases relate above the WI set forth in Exhibit B for the Asset to which such unit or well relates.
ARTICLE 2
PURCHASE PRICE
2.1 Purchase Price. The purchase price (the “Purchase Price”) payable by Buyer for the Assets shall be the assumption of the TCW Debt ; and the full release of Seller (and any of its officers, directors, employees, agents, shareholders or affiliates) from the TCW Debt;
2.2 (Intentionally Omitted)
2.3 Allocation of Value. The Purchase Price shall be allocated among the Assets as set forth in that certain side letter agreement by and between Seller and Buyer dated of even date herewith (the “Allocated Value Side Letter”). The value allocated to an interest as set forth in the Allocated Value Side Letter may be referred to as the “Allocated Value” for that interest and has to be agreed upon by Seller and Buyer.
ARTICLE 3
BUYER’S INSPECTION
3.1 Access to Records.
a. Access. The Buyer and Buyer’s representatives have had access to all of Buyer’s documents and Buyer’s offices for a least a 30 day period prior to the Closing Date and subject to Section 6.3(b), Seller has disclosed and made available to Buyer and its representatives at Seller’s offices and during Seller’s normal business hours, all Records as may be reasonably requested by Buyer for the purpose of permitting Buyer to complete its due diligence review. Seller has permitted Buyer to inspect the Records only to the extent, in each case, that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

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Subject to the consent and cooperation of third parties, Seller will cooperate with Buyer in Buyer’s reasonable efforts to obtain, at Buyer’s sole expense, such additional information relating to the Wells and associated drilling and spacing units as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.
b. No Representation or Warranty. The Records are files or copies thereof that Seller has used or generated in the normal course of business. SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE RECORDS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY AND COMPLETENESS OF THE RECORDS. Buyer acknowledges that any conclusions drawn from the Records are the result of its own independent review and judgment. Notwithstanding anything herein to the contrary, this provision 3.1.b. shall not alter or undermine any representation or warranty made by Seller in Section 4 of this Agreement or in any other provision made in this Agreement.
3.2 Access to Assets.
a. Access. Buyer and Buyer’s representatives have within thirty (30) days prior to Closing physically inspected the Wells and Equipment to assure themselves that there are no openly obvious Environmental issues associated with the Assets and have inspected the Wells and Equipment to assure themselves that the Assets are in working order. Additionally, Seller will grant Buyer and/or Buyer’s authorized representatives, agents and employees during reasonable business hours, further reasonable access to the Assets to allow Buyer to conduct, at Buyer’s sole risk and expense, further on-site inspections and environmental assessments of the Wells and Equipment. In connection with such on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets.
ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES
Excluding issues related to the TCW Debt, Seller hereby makes the following representations, warranties and agreements to and with Buyer:
4.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

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4.2 Power. Seller has all requisite corporate power and authority to carry on its businesses as presently conducted, and to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. The execution and delivery of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the fulfillment of and compliance with the terms and conditions hereof will not violate, nor be in conflict with, any material provision of Seller’s organizational documents, bylaws or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or, to Seller’s knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.
4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on Seller’s part. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
4.4 Liability for Brokers’ Fees. Subject to that certain Indemnification Agreement by and between Buyer and the officers, directors, shareholders, employees or agents of Seller dated on even date herewith, Buyer shall have no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement.
4.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Seller, existing that involves Seller or the Assets.
4.6 Litigation. Seller has received written notice of default of the TCW Debt, concerning the Assets (the “Default Notice”), and Seller has informed Buyer of its receipt of the Default notice. Other than the Default Notice, Seller has not received written notice of any pending proceeding, action, suit, claim or investigation before any federal, state or other governmental court, agency or other instrumentality involving Seller or the Assets that, if adversely determined, might (i) result in an impairment or loss of title to the Assets, (ii) materially impair the value of the Assets or (iii) materially hinder or impede the operation of the Assets.. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller’s knowledge threatened, against Seller before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.
4.7 No Default. Other than the default of the TCW Debt as evidenced by the Default Notice, Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Assets are subject, or any other agreement, contract, lease, license, or other instrument, (ii) any order, judgment or decree of any court, commission, board, agency or other governmental body, or (iii) any law, statute, ordinance, decree, order, rule or regulation of any governmental authority.

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4.8 Regulatory Matters Seller has not received any notice or order from any governmental entity which regulates or purports to regulate any of the Assets or Seller, or any of Seller’s activities, except pertaining to usual and customary filing requirements applicable to properties of the types owned by Seller.
4.9 Taxes. Both Seller and MV Pipeline Company are currently under audit by the IRS for the tax year 2005 (the “Tax Audits”). Subject to the results of the Tax Audits, Seller represents to Buyer that Seller has either discharged or caused to be discharged all taxes and assessments of every kind and character as originally calculated by Seller and reported to the appropriate taxing authority, as the same have become due prior to Closing, relating to its ownership of the Assets.
4.10 Compliance with Laws. Seller represents to Buyer that (i) Seller is in compliance in all material respects with all applicable statutes, orders, rules and regulations promulgated or proposed by any federal, state or local governmental entity relating to the operation and conduct of the Assets, (ii) except for obligations to properly plug and abandon non-producing Wells, and related obligations, there are no such statutes, orders, rules or regulations which require material future actions or expenditures by or on behalf of Seller; (iii) Seller has not received any notice of alleged material violation of any such statute, order, rule or regulation; (iv) all of the Wells are located within valid proration units established by and in accordance with the rules of the governmental entity having jurisdiction, and (v) all material business and other licenses, permits, performance bonds and other security and authorizations required by law for the ownership and/or operation of the Assets and/or Seller’s conduct of its business or operations respecting the Assets have been obtained.
4.11 Contracts. Schedule 4.11 hereto is a list of all contracts (written or oral) affecting the Assets to which Seller is a party or by which it is bound, having a duration in excess of one (1) month or involving payments (or other value) in excess of $10,000. Seller has complied in all material respects with the provisions of all such contracts, and is not in default thereunder in any manner which would permit any other party thereto to cancel or terminate such contract; and, all such contracts are in full force and effect and constitute legal, valid and binding obligations of the Seller and, to the knowledge of Seller, are binding upon the other parties to such contract in accordance with their terms; and, as of the date hereof, there is no claimed breach of contract by any party to any such contract.
4.12 Production Sales Contracts; Future Sales Contracts. Except as disclosed on Schedule 4.12, the Assets are not subject to any contracts for the sale of oil or gas attributable to periods from and after the Effective Time, other than agreements that (i) are terminable, without penalty, upon not more than thirty (30) days’ notice, or (ii) provide for prices based upon market value on a current monthly basis or upon spot market price or published in an index commonly recognized by experienced sellers and buyers of oil or gas production. Seller is not under any obligation under any production sales contract, take-or-pay clause, or any similar arrangement, to deliver oil or gas from the Assets without receiving payment at the time of or subsequent to delivery. Seller has not entered into and is not subject to any obligation to deliver gas or oil in the future for which payment has already been received (e.g., a “forward” sale contract).

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4.13 No Material Adverse Change. There has not been and will not be during the period between the execution of this Agreement and Closing any material adverse effect with respect to the Assets.
4.14 Environmental Matters. Seller has not received any notification of, and Seller has no knowledge that (i) there has been a release of any hazardous substance (as the term “release” and “hazardous substance” are defined under environmental laws) on or from any of the Assets, or as a consequence of Seller’s operations or activities respecting the Assets, or any of them, prior to the date of this Agreement, or (ii) a condition exists on or under any of the Assets as of the date of this Agreement which could have a material adverse effect on such Property. Seller represents to Buyer that the Wells and their respective drilling sites have had drilling pits placed upon them which are necessary during the drilling operations. These pits during the drilling of the wells contained drilling fluids and other substances i.e. such as saltwater, and other fluids that could be deemed to be hazardous now or in the future. Additionally, the Wells have tanks and pipelines connected to them that from time to time have to be cleaned and maintained. Substances from the inside of these tanks and pipelines have from time to time been exposed to the atmosphere. These substances and the manner in which they have been handled could be deemed to be hazardous now or in the future.
4.15 Plugging and Abandonment Obligations. Seller has complied, to the extent compliance is required or appropriate as of the Effective Time, with all plugging and abandonment obligations associated with Wells in which it owns an interest, including plugging, abandonment, surface restoration, site clearance and disposal related waste materials, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental entities having jurisdiction.
4.16 Payment of Burdens on Production. Seller represents that, to the knowledge of Seller, all delay rentals, shut-in payments, lease extension payments, royalties, excess royalties, overriding royalty interests, production payments, net profits interests and other payments due under or with respect to production from the Assets have been fully, properly and timely paid, except for suspended revenues, and that and all conditions necessary to keep the Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary and all of the Leases are in full force and effect.
4.17 Preferential Purchase Rights; Consents. To Seller’s knowledge, all preferential purchase rights and third-party consents which may pertain to the transfer of the Assets to Buyer are set forth on Schedule 4.17 hereto.
4.18 (Intentionally Omitted)

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4.19 Insurance. Schedule 4.19 hereto contains a true and complete list of all insurance coverage maintained by Company which covers the Assets, each of which is in full force and effect in the amounts set forth and described in said Schedule 4.19 hereto. Seller will keep such insurance in full force and effect until the Closing.
4.20 Capital Commitments. Seller has not paid, incurred or otherwise committed from and after the Effective Date to any expenditures in excess of a total of $50,000 for any purpose, to include the drilling, completion, recompletion, sidetracking or rework of any well on the Assets, the acquisition of other oil and gas properties, or the acquisition of seismic or other technical data, and no such expenditures are pending and unapproved.
4.21 Imbalances. As of the Effective Time, there are no gas imbalances with respect to production from or attributable to the Assets, whether such gas imbalances be instances of overproduction or underproduction.
4.22 (Intentionally Omitted)
4.23 Capital Structure of MV.
(a) The authorized capital stock of MV consists of 50,000 shares of MV Stock, par value $.001 per share.
(b) There are issued and outstanding 50,000 shares of MV Stock. No shares of MV Stock are held by MV as treasury stock.
(c) Approximately 33.33% of the outstanding shares of MV Stock are owned by Seller. Except as set forth in (b) above there are outstanding (i) no shares of capital stock or other voting securities of MV, (ii) no securities of MV or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Seller is a party or by which it is bound obligating Seller or MV to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of MV (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV) or obligating Seller or MV to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(d) All outstanding shares of MV capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.
(e) There is no stockholder agreement, voting trust or other agreement or understanding to which Seller is a party or by which it is bound relating to the voting or transfer of any shares of the capital stock of MV.

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4.24 Title to the Assets.
(a) Seller has at least Defensible Title to all of the Assets.
(b) Except as otherwise set forth in Schedule 4.24, to the knowledge of Seller, all wells included in the Assets have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules and regulations (excluding Environmental Laws).
(c) Seller owns at least the undivided working and net revenue interests in each of the wells and leases as shown on Exhibit B attached hereto.
4.25 Payment of Third-Party Debts. Seller represents and warrants that for the period beginning sixty (60) days prior to the execution of this Agreement through the date of this Agreement Seller has and shall pay its Pre-Closing Liabilities, as that term is defined in Section 6.1(a), in accordance with its ordinary and reasonably prudent business practices.
ARTICLE 5
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer makes the following representations and warranties:
5.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma.
5.2 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3 No Conflicting Agreements. This Agreement and the execution and delivery hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:
(a) Conflict with, or require the consent of any person under, any of the terms, conditions, or provisions of the organizational documents of Buyer;
(b) Violate any provision of, or require any filing, authorization or approval under, any legal requirement applicable to or binding upon Buyer; or

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(c) Conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both) accelerate or permit the acceleration of the performance required by; or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties is subject.
5.4 Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.
5.5 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Buyer and for which Seller will have any obligation or liability. Buyer shall indemnify and hold Seller harmless from any and all claims, liabilities, damages, costs and expenses asserted against any one or more of the parties Seller by any Person claiming to have acted on behalf of Buyer, or to have been retained by Buyer, as a broker in connection with the transaction contemplated by this Agreement.
5.6 Further Distribution. Buyer (i) is acquiring an interest in the Assets for its own account and without a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended; and (ii) has such knowledge and experience in business, financial, and oil and gas matters that it is capable of evaluation of the merits and risks of entering into and of carrying out its obligations in connection with the acquisition of an interest in the Assets in the manner contemplated herein.
ARTICLE 6
COVENANTS AND AGREEMENTS
6.1 Covenants and Agreements of Seller. Seller hereby covenants and agrees as follows
(a) Operation of Assets. Seller will continue to operate the Assets according to the ordinary and usual course of business reasonably consistent with past and current practices until date of closing. Seller covenants and agrees that from and after sixty (60) days prior to the execution of this Agreement and until the Closing Date, Seller has utilized, and shall continue to utilize, all of its cash on hand and all funds received by Seller to attempt to satisfy any and all operating and business expenses incurred in the ordinary course of business, including any expenses attributable to the Assets and any and all other liabilities and accounts payable of the Seller attributable to the Assets, including but not limited to all amounts owed to PetroQuest and reimbursement to Buyer for all accrued and unpaid interest owing to TCW prior to Closing (the “Pre-Closing Liabilities”).

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In no event shall Pre-Closing Liabilities include any amounts due by Seller to any officer, director or shareholder of Seller or any party or entity affiliated with any officer, director or shareholder of Seller, except to the extent payment of such amounts are consistent with previous business practices (such as salaries and/or any royalty obligations). Seller covenants and agrees that from and after sixty (60) days prior to the execution of this Agreement and until the Closing Date, Seller has not and will not distribute any of its cash on hand or any funds received by Seller to any officer, director or shareholder of Seller or any party or entity affiliated with any officer, director or shareholder of Seller, except to the extent payment of such amounts are consistent with previous business practices (such as salaries and/or any royalty obligations).
(b) Conduct of Business. Seller covenants and agrees that from and after the date of this Agreement and until the Closing Date, except as Buyer shall otherwise specifically consent, Seller shall not:
(i) sell, lease, dispose of or abandon any of the Assets, or allow any of the Assets to be subjected to any lien or encumbrance other than the TCW Debt;
(ii) amend its charter documents;
(iii) waive or release any claim or cancel any claim with respect to the Assets held by it;
(iv) do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contract or commitment with respect to the Assets to which it is a party;
(v) change any method of accounting for tax or financial purposes with respect to the Assets; or
(vi) agree, in writing or otherwise, to effect any of the foregoing.
(c) Cooperation by Seller. From the date of the Agreement until the Closing, Seller shall exercise reasonable commercial efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to consummate the transactions contemplated hereby.
(d) Further Assurances. At any time or from time to time after the Closing, Seller shall, at the reasonable request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or effect the consummation of the transactions contemplated by this Agreement.
6.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that:

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(a) Cooperation by Buyer. From the date of the Agreement until the Closing, Buyer shall exercise reasonable commercial efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to consummate the transactions contemplated hereby.
(b) Further Assurances. At any time or from time to time after the Closing, Buyer shall, at the reasonable request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence or effect the consummation of the transactions contemplated by this Agreement.
(c) Notification of Certain Matters. From the date hereof through the Closing, Buyer shall give prompt notice to Seller of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause Buyer’s representations or warranties contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Buyer to comply with or satisfy any of its respective covenants, conditions or agreements under this Agreement.
6.3 Covenants and Agreements of the Parties.
(a) Government Reviews and Filings. Before and after the Closing, Seller and Buyer shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Seller’s holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.
(b) Data and Information.
(i) Confidentiality. All data and information obtained from Seller in connection with the transactions contemplated by this Agreement whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction (collectively the “Information”) is deemed by the Parties to be confidential and proprietary to Seller. Until completion of the Closing (and for a period of two (2) years if Closing should not occur for any reason), except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which:
a. at the time of disclosure to Buyer by Seller is in the public domain;

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b. after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this covenant by Buyer;
c. Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Seller; or
d. Buyer rightfully receives from third parties free of any obligation of confidence.
(ii) Return of Information. If the transaction contemplated by this Agreement does not close on or before the Closing Date, Buyer shall
a. return to Seller all copies of the Information generated by Seller or otherwise in the possession of Buyer obtained under the terms of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 6.3;
b. not utilize or permit utilization of the Information to compete with Seller; and
c. destroy any and all notes, reports, studies or analyses made or generated by Buyer, based on or incorporating the Information. The terms of this Section 6.3(b) shall survive termination of this Agreement.
(iii) Relief for Breach of Confidentiality Provisions. Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.3(b). In such event, Seller will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3(b) or to obtain specific enforcement of such terms and actual damages for such violation.

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ARTICLE 7
TAX MATTERS
7.1 Apportionment of Tax Liability. “Taxes” shall mean all ad valorem, property, production, excise, conservation, net proceeds, severance, and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. With respect to the Assets and all personal property associated therewith, all Taxes shall be prorated between Seller and Buyer as of the Effective Time for all taxable periods that include the Effective Time based upon the date such Taxes are assessed and not upon the period during which the production occurred.
7.2 Calculation of Tax Liability. Consistent with Section 7.1 and with respect to the tax liability apportioned in Section 7.1, if any Taxes are incurred by Seller for a tax period which commences prior to the Effective Time and extends for a period after the Effective Time, then the respective Parties’ liability, if any, for such Taxes for both the period prior to the Effective Time and the period subsequent to the Effective Time shall be determined by prorating such Taxes to Seller in the ratio that the number of days in the assessment period, as appropriate, before the Effective Time bears to the total number of days in the assessment period, and to the Buyer in the ratio that the number of days in the assessment period on or after the Effective Time bears to the total number of days in the assessment period. Based on the best current information available as of Closing, the proration shall be made between the Parties as a post-closing settlement in accordance with Article 11.
7.3 Tax Reports and Returns. For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by such Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Section 7.1.
7.4 Sales and Transfer Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes; conveyance, transfer, and real estate transfer stamps; or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Buyer shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

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ARTICLE 8
CONDITIONS TO CLOSING
8.1 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions precedent:
(a) All Buyer’s representations and warranties contained in Article 5 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects; and
(b) No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing.
(c) TCW Asset Management Company shall have consented to the assumption of the TCW Debt by Buyer and any and all rights, obligations and/or claims under such TCW Debt shall have been fully and completely waived and released as against Seller, its officers, directors, employees, agents, shareholders and any of their affiliates.
8.2 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:
(a) All representations and warranties of Seller contained in Article 4 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;
(b) No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing;
(c) Buyer is satisfied with the condition of the Assets upon completion of its due diligence.
(d) TCW Asset Management Company shall have consented to the assumption of the TCW Debt by Buyer.

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(e) For the period beginning sixty (60) days prior to the execution of this Agreement through Closing, Seller shall have utilized all of its cash on hand and all funds received by Seller during such period to attempt to satisfy the Pre-Closing Liabilities.
ARTICLE 9
RIGHT OF TERMINATION AND ABANDONMENT
9.1 Termination. This Agreement may be terminated in accordance with the following provisions:
(a) by Seller if the conditions set forth in Section 8.1 are not satisfied through no fault of Seller or are waived by Seller as of the Closing Date;
(b) by Buyer if the conditions set forth in Section 8.2 are not satisfied through no fault of Buyer or are waived by Buyer as of the Closing Date or if Buyer determines for any reason that it is unfeasible to proceed with the transactions contemplated by this Agreement; or
(c) by Seller or Buyer if, through no fault of the other party, the Closing does not occur on or before December 1, 2007.
ARTICLE 10
CLOSING
10.1 Date of Closing. Provided that Buyer and Seller have received the consent of TCW Asset Management Company to proceed with the transactions contemplated by this Agreement as required by Section 8.2(d) of this Agreement, the closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place no later than 10:00 a.m. on November 19, 2007 at the offices of Buyer, or such other place and time as shall be agreed to between the President of Buyer and the Seller’s Agent. No party shall disclose the terms or existence of this Agreement or make any other announcement concerning this Agreement until either the Closing occurs or the Agreement terminates; provided, however, that the foregoing provision shall not apply to any of the contents of this Agreement which the Buyer or Rio Vista may have to publicly disclose as required by law. If any such public disclosure is required by law, Buyer and/or Rio Vista shall provide Seller with a copy of such disclosure prior to the filing deadline, at which time Seller may review the disclosure and provide comments to Buyer and/or Rio Vista regarding the contents of such disclosure. Any such comments of Seller must be provided to Buyer and/or Rio Vista within four (4) hours of Seller’s receipt of the disclosure. Buyer and/or Rio Vista shall have the option of incorporating Seller’s comments into the disclosure, but shall not be required to do so. At the option of Buyer, Closing may take place at any time before November 19, 2007. Should Buyer elect to close the transactions contemplated by this Agreement before November 19, 2007, Buyer shall give Seller notice of such election, and Closing shall occur five (5) business days after Buyer gives such notice to Seller. Should TCW Asset Management Company fail to consent to the transactions contemplated by this Agreement on or before November 19, 2007, Closing shall occur within five (5) business days after Buyer and Seller receive such consent from TCW Asset Management Company.

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10.2 Place of Closing. The Closing shall be held at the offices of Buyer at 9:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.
10.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a) Seller shall execute, acknowledge and deliver to Buyer
(i) an Assignment, Bill of Sale and Conveyance of the Assets, effective as of the Effective Time to Buyer (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit C conveying the Assets; and
(ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations (collectively, the “Conveyances”);
(b) Buyer shall deliver a release of the TCW Debt;
(c) Seller shall deliver to Buyer possession of the Assets;
(d) Seller and Buyer shall execute and deliver letters directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time;
(e) Buyer shall deliver to Seller evidence of appropriate federal, state and local bonds relating to ownership of the Assets after the Closing and certificates of insurance evidencing that Buyer has obtained appropriate insurance covering the Assets;
(f) Seller shall deliver to Buyer certificates substantiating non-foreign status in accordance with Treasury Regulations under Section 1445 of the Code, in the form of Exhibit D (“FIRPTA Certificate”);
(g) Buyer shall prepare and Seller shall execute and deliver to Buyer all forms necessary for Buyer to assume operations on the Assets as agreed to by the Parties;
(h) Seller shall deliver to Buyer the certificate for the MV Stock properly executed for assignment to Buyer;

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(i) Seller shall provide to Buyer evidence that Seller has no cash on hand and that for the period beginning sixty (60) days prior to the execution of this Agreement through Closing Seller has applied all cash on hand and all funds received by Seller during that period to the Pre-Closing Liabilities, except for those funds held by Seller as fiduciary to third-party beneficiaries as Operator, such as, suspense funds, prepay paid drilling funds, royalty funds and taxes which will be transferred to Buyer’s designated Operator.
ARTICLE 11
POST-CLOSING OBLIGATIONS
11.1 Post-Closing Settlements. On or before one hundred twenty (120) days after Closing (“Final Settlement Date” ), Buyer shall execute and deliver to Seller a final statement (the “Final Settlement Statement”) which shall set forth all of the adjustments called for in this Section 11.1 (“Final Settlement Amount”), including an accounting of all (i) revenues distributed to Seller attributable to the period from the Effective Time to the Closing Date and (ii) all capital costs, Taxes (excluding income and franchise and including prorated estimates of ad valorem taxes in the absence of actuals), and expenses charged and paid by Seller attributable to the Assets for the period from and after the Effective Date.
Seller shall have the right, within sixty (60) days after receipt of the Final Settlement Statement, to audit and object to such statement. If Seller objects to the Final Settlement Statement in writing within the sixty (60) day period, Buyer and Seller shall attempt to resolve such objections within thirty (30) days after receipt of said objection. If the Parties are unable to resolve such objections within the thirty (30) day period, then Seller’s disputed items shall be submitted to an independent, nationally recognized accounting firm without any material financial relationship to either Buyer or Seller, as mutually selected by Buyer and Seller within five (5) business days after the end of the foregoing 30-day period. The fees and expenses of such arbitrator shall be borne 50% by Seller and 50% by Buyer.
Payment of the Final Settlement Amount is due thirty (30) days from receipt of the Final Settlement Statement, or ten (10) days from the determination of the Final Settlement Amount under the Dispute Resolution Procedure, whichever is later. Interest will be applied at the Agreed Rate to any amounts if not paid when due.
(a) Seller Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Seller:
(i) To the extent not previously distributed to Seller, all proceeds received by Buyer (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period before the Effective Time, which proceeds shall be used by Buyer to satisfy the Pre-Closing Liabilities;

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(ii) All proceeds received by Seller (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period before the Effective Time, which proceeds shall utilized by Seller to satisfy the Pre-Closing Liabilities;
(iii) To the extent not previously accounted for, an amount equal to all capital costs, expenses, and any Taxes that have been paid by Seller and that are attributable to the Assets from and after the Effective Date; and
(iv) to the extent not covered in the preceding paragraphs, an amount equal to all prepaid expenses that are in accordance with generally accepted accounting principles consistently applied in the oil and gas industry (“GAAP”), attributable to all or any portion of the Assets during the period after the Effective Time, which were paid by or on behalf of Seller, and which will inure to the benefit of Buyer, including, without limitation, advance drilling, applicable insurance costs, prepaid utility charges, equipment rentals, and prepaid Taxes (such Taxes to be apportioned pursuant to Article 7).
(b) Buyer Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Buyer:
(i) All proceeds received by Seller (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period from and after the Effective Time; and
(ii) All capital costs, expenses, and any Taxes attributable to the Assets for periods from and after the Effective Date until closing.
(c) Additional Post-Closing Adjustments and Settlements. Following payment of the Final Settlement Amount, and until December 31, 2007, Buyer shall continue to account for the Seller Adjustments under (1), above, and for the Buyer Adjustments, under (2), above, (in the same manner as such were accounted for during the period covered by the Final Settlement Statement). Within thirty (30) days after receiving or incurring any such adjustment, Buyer shall furnish Seller with a statement indicating the adjustment and the amount due either party. The party owing the amount shall make payment within ten (10) days of the date of the statement. Seller shall have identical rights to audit or object as set forth in Section 11.1.
(d) Payment of Pre-Closing Liabilities. Should Seller be entitled to any amounts under paragraphs (a) or (c) above and any Pre-Closing Liabilities remain outstanding, Buyer shall utilize such amounts to satisfy such Pre-Closing Liabilities and shall pay such amounts directly to the creditors of Seller and on behalf of Seller. Should Seller receive any proceeds attributable to production from the Assets after the Effective Time, Seller shall promptly forward such proceeds to Buyer. Both parties shall apply all such amounts and proceeds as follows:

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(i) First, to satisfying all Tax and royalty obligations associated with production attributable to the Assets;
(ii) Second, to satisfying the Pre-Closing Liabilities in such order as Buyer, in Buyer’s sole discretion, may determine;
(iii) Third, if Buyer has previously paid any amounts out of its own accounts to satisfy the Pre-Closing Liabilities, to reimburse Buyer for such amounts; and
(iv) Fourth, should any amounts received in favor of Seller under paragraphs (a) or (c) above remain in the possession of the Buyer after satisfaction of 11.1(d)(i) and (ii), Buyer shall remit any such proceeds to Seller.
11.2 Records. Within two (2) business days following the Closing Date, Seller shall deliver the Records to Buyer. Seller may retain copies of the Records, and Seller and its predecessors in title shall have the right to review and copy the Records during business hours upon reasonable notice to Buyer. Buyer agrees to not destroy or otherwise dispose of the Records for a period of two (2) years after the Closing without giving Seller reasonable notice and an opportunity to copy or obtain such Records.
11.3 Transfer and Recording Fees. Buyer shall pay all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.
11.4 Additional Proceeds and Invoices. From and after the Closing and subject to Section 11.1, promptly after its receipt thereof, but only to the extent that such proceeds or invoices shall not have been the subject of an adjustment to the Purchase Price
(a) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that are attributable to the post-Effective Time production of Hydrocarbons from the Assets and to forward all unpaid invoices received by Seller that are attributable to the production of Hydrocarbons from the Assets on or after the Effective Time and
(b) Buyer agrees to pay promptly to Seller any and all proceeds that are attributable to the pre-Effective Time production of Hydrocarbons from the Assets and to forward all unpaid invoices received by Buyer that are attributable to the production of Hydrocarbons from the Assets prior to the Effective Time, including any of such proceeds that were held in suspense by the Buyers of production.

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11.5 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.
11.6 Operations. Except as otherwise provided for in the Transition Agreement as attached hereto as Exhibit F and made a part hereof, Buyer shall, subject to the applicable terms of existing operating agreements, take over operations as of 7:00 a.m. local time at the wellsites on the day after the Closing Date, with respect to Seller-operated wells included in the Assets. Upon taking over operations, Buyer will post all necessary state, federal and local bonds. Seller shall use its reasonable best efforts (without the expenditure of funds or prosecution of litigation) to assist Buyer in retaining operatorship or succeeding to operatorship of the Assets.
ARTICLE 12
ASSUMPTION OF
OBLIGATIONS AND INDEMNIFICATION
12.1 Definitions. As used in this Agreement:
a. “Losses” means any losses or claims related to defects in title to the Assets transferred, any intentional or fraudulent misrepresentations made by Seller or any breach of the warranties and representations made by Seller under this agreement.
b. “Seller Group” means Seller and its officers, directors, contractors, agents, employees, professional advisors, and representatives.
12.2 Assumption of Contracts. The sale of the Assets is and will be made subject to the Material Agreements to which the Assets are presently subject and which are listed on Schedule 1.2(d). Buyer shall assume and be responsible for all obligations accruing only under the Material Agreements listed on Schedule 1.2(d) attached hereto from and after the Effective Time, but not before the Effective Time.
12.3 Procedures for Establishment of Losses. If any claim shall be asserted against Buyer which, if sustained, would result in a Loss, Buyer, promptly within a reasonable time after learning of such claim (but in no event later than ten days prior to any default date on responding to any such claim) , shall notify Seller of such claim, and shall extend to Seller a reasonable opportunity to defend against such claim, at Seller’s sole expense and through legal counsel satisfactory to Buyer, provided that Seller proceeds in good faith, expeditiously and diligently. No effort to recover the amount of the Loss related to such claim shall be made by Buyer pursuant to this Section 12.3 while such defense is still being made until the earlier of (a) the resolution of such claim by Seller with the claimant, or (b) the termination of the defense by Seller against such claim or the failure of Seller to prosecute such defense in good faith in an expeditious and diligent manner. Buyer shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of such events.

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Buyer shall, at its option and expense, have the right to participate in any defense undertaken by the Seller with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Loss may be made by Seller without the prior written consent of Buyer, which shall not be unreasonably withheld, unless (i) prior to such settlement or compromise Seller shall acknowledge in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses, (ii) Buyer is furnished with security reasonably satisfactory to Buyer that Seller will in fact pay such amount and expenses, (iii) such settlement or compromise contains a full release of Buyer and Company and their Affiliates, and (iv) such settlement or compromise does not impose, or purport to impose, any affirmative or negative covenant that could adversely affect Buyer or Company.
In the event that Buyer asserts the existence of any Loss, Buyer shall give written notice to Seller of the nature and amount of the Loss asserted and shall deliver any documents allegedly substantiating such Loss. If Seller within a period of thirty (30) days after the giving of such notice by Buyer, does not give written notice to Buyer announcing its intention to contest such assertion of Buyer (such notice by Seller being hereinafter called the “Contest Notice”), such assertion of Buyer shall be deemed accepted and the amount of the Loss shall be deemed established.
Buyer and Seller may agree in writing, at any time, as to the existence and amount of a Loss, and, upon the execution of such agreement, such Loss shall be deemed established.
12.4 Payment of Losses. Seller hereby agrees to pay in immediately available funds the amount of each established Loss to Buyer within ten (10) days after the establishment of such amount. Any amounts not paid by any party when due under this Section 12.4 or otherwise under this Agreement shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of ten percent (10%) per annum or the highest legal rate permitted by applicable law.
12.5 Seller’s Limited Indemnity. SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS SECTION 12.5 , SELLER AGREES AND DOES HEREBY, TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, SHAREHOLDERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, STRICT LIABILITY CLAIMS, DEMANDS, LAWSUITS, JUDGMENTS, ORDERS, FINES, PENALTIES, DAMAGES, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS’ FEES), COSTS AND EXPENSES OF ANY NATURE WHATSOEVER, ASSERTED AGAINST, RESULTING TO, IMPOSED UPON OR INCURRED BY THE BUYER, DIRECTLY OR INDIRECTLY, BY REASON OF OR RESULTING FROM (A) ANY BREACH BY SELLER OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN ARTICLE 4, OR (B) OWNERSHIP OF THE ASSETS PRIOR TO THE EFFECTIVE TIME (collectively, “Buyer Claims”), PROVIDED THAT ALL OF THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND SELLER’S ACCOUNTABILITY FOR PERIODS PRIOR TO THE EFFECTIVE TIME SHALL TERMINATE AND BE OF NO FURTHER FORCE OR EFFECT TWO (2) YEARS FROM THE CLOSING DATE, AND BUYER CLAIMS MUST ARISE AND MUST BE COMMUNICATED IN WRITING TO SELLER PRIOR TO THE EXPIRATION OF TWO (2) YEARS FOLLOWING THE CLOSING DATE.

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12.6 Buyer’s Indemnity. FROM AND AFTER THE CLOSING DATE, AND TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER AGREES, SUBJECT TO SELLER’S LIMITED INDEMNITY AS SET FORTH IN SECTION 12.5 ABOVE , TO INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER AND SELLER’S DIRECTORS, SHAREHOLDERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS , FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, STRICT LIABILITY CLAIMS, DEMANDS, LAWSUITS, JUDGMENTS, ORDERS, FINES, PENALTIES, DAMAGES, EXPENSES (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS’ FEES), COSTS, ENVIRONMENTAL ASSESSMENT AND CLEAN-UP COSTS AND/OR CAUSES OF ACTION ASSERTED BY ANY PERSON OR ENTITY FOR PERSONAL INJURY OR DEATH, FOR COMPLIANCE WITH REGULATIONS, ORDERS, OR GUIDELINES, OR FOR LOSS OR DAMAGE TO THE PARTIES OR THE ENVIRONMENT (collectively, “Liabilities/Claims”), ARISING FROM OR RELATING TO THE OWNERSHIP, USE, OR OPERATION OF THE ASSETS BY BUYER OR ITS ASSIGNS AFTER CLOSING, OR THE EXPRESS ASSUMPTION OF RESPONSIBILITIES HEREUNDER BY BUYER AT CLOSING CONCERNING THE ASSETS, REGARDLESS OF WHETHER SUCH POST-CLOSING LIABILITIES/CLAIMS ARE CAUSED BY OR ARISE FROM SELLER’S PRE-CLOSING ORDINARY NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), ACTIONS, OR OMISSIONS RELATING TO THE OPERATION, DESIGN, PHYSICAL CONDITION, OR MAINTENANCE STATUS OF THE ASSETS, BUT EXCLUDING SUCH POST-CLOSING LIABILITIES/CLAIMS TO THE EXTENT CAUSED BY THE NEGLIGENCE OF SELLER THAT OCCURS AFTER CLOSING.
ARTICLE 13
MISCELLANEOUS
13.1 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.
13.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.
13.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

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All notices to Seller shall be delivered to:
G M Oil Properties, Inc.
Attn: Gary Moores
Post Office Box 841
Eufaula, Oklahoma 74432
All notices to Buyer shall be delivered to:
Rio Vista Penny, LLC
Attn: Ian Bothwell
2121 Rosecrans Ave
Suite 3355
El Segundo, CA 90245
With a copy to:
Kevin W. Finck
Law Offices of Kevin W. Finck
Two Embarcadero Center, Suite 1670
San Francisco, California 94111
and
Jeffrey G. Shrader
Sprouse Shrader Smith P.C.
P.O. Box 15008
700 S. Taylor, Suite 500
Amarillo, Texas 79105
13.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.
13.5 Assignment. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder unless it continues to remain liable for the performance of its obligations hereunder. No such assignment or obligation shall increase the burden on Seller or impose any duty on Seller to communicate with or report to any transferee, and Seller may continue to look to Buyer for all purposes under this Agreement.
13.6 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

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13.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
13.8 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.
13.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.
13.10 Governing Law. This Agreement and the transactions contemplated hereby and any litigation, arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the law of the State of Oklahoma.
13.11 Attorney’s Fees. In any action or proceeding involving any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to reasonable attorney’s fees and all costs and expenses incurred in connection with such action or proceeding.
13.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.
13.13 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the execution and Closing of this Agreement for a period of six (6) months following the Closing Date. The representations and warranties shall terminate after such date. The covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.
13.14 Closing Conditions. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived for purposes of Closing.
13.15 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.
13.16 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

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13.17 Preparation of Agreement. Each Party has participated in the preparation of this Agreement. This Agreement was subject to revision and modification by both Parties and has been accepted and approved as the final form by each Party’s counsel. Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against any Party as a result of the manner of the preparation of this Agreement.
13.18 Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.
13.19 Damage Waiver. No party shall be liable for or be required to pay for or indemnify an indemnified party for special, punitive, exemplary, incidental, consequential or indirect damages suffered by the indemnified party in connection with or in any matter relating to this Agreement provided this limitation shall not limit any obligations otherwise provided for hereunder to indemnify a party for the foregoing type of damages that must be paid to a third party.
13.20 Injunctive Relief; Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, subject to the provisions of Section 13.10, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at law or in equity.
13.21 Entire Agreement . This Agreement constitutes the entire understanding among the Parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
13.22 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENTS OR COMMUNICATIONS (ORALLY OR IN WRITING) TO THE OTHER PARTIES (INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION CONTAINED IN ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PARTY BY ANY PARTNER, OFFICER, STOCKHOLDER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR CONTRACTOR OF SUCH DISCLAIMING PARTY OR ITS AFFILIATES OR ANY ENGINEER OR ENGINEERING FIRM, OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE) WHEREVER AND HOWEVER MADE, INCLUDING, BUT NOT LIMITED TO, THOSE MADE IN ANY DATA AND ANY SUPPLEMENTS OR AMENDMENTS THERETO OR DURING ANY NEGOTIATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLER MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY OR DELIVERABILITY OF HYDROCARBONS OR RESERVES ATTRIBUTABLE TO THE ASSETS OR (B) ANY GEOLOGICAL, ENGINEERING OR OTHER INTERPRETATIONS OR ECONOMIC VALUATIONS.

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SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE 4, WHICH MAY ONLY BE ENFORCED PURSUANT TO ARTICLE 12, THE ASSETS ARE SOLD WITH SPECIAL WARRANTIES ONLY. ALL TANGIBLE PERSONAL PROPERTY INCLUDED IN THE ASSETS IS SOLD “AS IS, WHERE IS,” AND NEITHER SELLER MAKES ANY, AND SELLER DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE, (III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR (IV) CONDITION. THE PARTIES AGREE THAT THE PRECEDING DISCLAIMERS OF WARRANTY ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.
Signature page to follow.

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SELLER: G M Oil Properties, Inc. an Oklahoma corporation
By:	/s/ Bill Wood
Bill Wood, CEO

RIO VISTA PENNY, LLC
By:	/s/ Ian Bothwell
Ian Bothwell, Manager

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EXHIBIT A
Assets
16,666 shares of MV Pipeline Stock

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EXHIBIT B
Well List

WELL NAME	Location	WI	NRI
McIntosh Co.
Cantwell 1-7	7-9N-15E	0.8495639	0.6902707
Hunton Season 1-8	8-9N-15E	0.8495639	0.6902707
Hogan C #1	2-10N-17E	0.3333333	0.2708864
Schardt #1	3-10N-17E	0.3333333	0.2424480
Peckham 1-6	6-10N-17E	0.5100000	0.4239375
Pinney #3	13-10N-17E	0.3785663	0.2986818
Pinney A #1	13-10N-17E	0.3785663	0.2986818
Groseclos 1	13-10N-17E	0.9099600	0.7467243
Groseclos 2-13	13-10N-17E	0.9099600	0.7467243
Addington A #1	24-10N-17E	0.4926775	0.4069960
Addington A #2	24-10N-17E	0.5183605	0.4285978
Army Corp A #1	25-10N-17E	0.6000000	0.4987500
McKee B #1	24-10N-17E	0.2777062	0.2308612
McKee B #2	24-10N-17E	0.7414625	0.6362893
McKee C #1	24-10N-17E	0.7800000	0.6431797
McKee C #2	24-10N-17E	0.7800000	0.6482577
Nixon #3V-24	24-10N-17E	0.5968750	0.4810402
Nixon A #1	24-10N-17E	0.5812500	0.4678566
Urquhart A #1	29-10N-17E	0.6000000	0.4714213
First Real Adv	36-10N-17E	0.4002539	0.3327110
Schwoch-Kelly #1	36-10N-17E	0.6914561	0.5858195
Haskett A #1	16-10N-18E	0.5968750	0.4622072
Davis B #1	17-10N-18E	0.5991797	0.4852561
Groseclos 2V-17	17-10N-18E	0.9996093	0.8265801
Brinsfield A #1	18-10N-18E	0.3212678	0.2614747
Brinsfield A #2	18-10N-18E	0.3212678	0.2614747
Kinney-Gray A #1	18-10N-18E	0.5145979	0.4182776
Kinney-Gray A #2	18-10N-18E	0.5145979	0.4182776
McKee D #1	19-10N-18E	0.6000000	0.4932113
McKee D 2V-19	19-10N-18E	0.6000000	0.4932113
McKee E #1	19-10N-18E	0.4795379	0.3801410
McKee E 2V-19	19-10N-18E	0.6144496	0.4911638
Army Corp B #1	30-10N-18E	0.5387926	0.4370026
Mason A #1	31-10N-18E	0.4418344	0.3552212
Mason A #2	31-10N-18E	0.4336383	0.3486318
Henderson 2	14-11N-17E	0.3333333	0.2494893

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WELL NAME	Location	WI	NRI
Sizemore #3	14-11N-17E	0.3333333	0.2493751
Martin H #1	15-11N-17E	0.3333333	0.2770834
Lewis Williams #1-16	16-11N-17E	0.3333333	0.3166667
Osmond #2	16-11N-17E	0.3333333	0.2746094
Ted Johnson	21-11N-17E	0.8333333	0.6927084
Martin2/Koch1
Peterson	21-11N-17E	1.0000000	0.7718750
Koch 1-22	22-11N-17E	0.3333333	0.2597656
Vinson #1	22-11N-17E	0.3333333	0.2622396
Wynn #1-22	22-11N-17E	0.3333333	0.2652084
Wynn #2-22	22-11N-17E	0.3333333	0.2652084
Storm #1-23	23-11N-17E	0.3333333	0.2612007
Storm #23-6	23-11N-17E	0.3333333	0.2592709
Storm #23-7	23-11N-17E	0.2600000	0.2470000
Davidson 1	24-11N-17E	0.3333333	0.2483856
Huddleston 1-25	25-11N-17E	0.3333333	0.2440560
Groseclos #1	25-11N-17E	0.3333333	0.2533333
Kloeckler #2-25	25-11N-17E	0.3333333	0.2533333
Smith #1	25-11N-17E	0.3333333	0.2502408
Maxey #1	26-11N-17E	0.3333333	0.2505435
Kindred #1	26-11N-17E	0.3333333	0.2541992
Dick Martin 1-29	29-11N-17E	0.3333333	0.2517500
D Martin Jr 2-29	29-11N-17E	0.3333333	0.2533333
Futrell 3-29	29-11N-17E	0.3333333	0.2533333
C P Futrell 1-30	30-11N-17E	0.3333333	0.2438334
Rose	30-11N-17E	0.3333333	0.3166667
Futrell/Kindell	31-11N-17E	0.3333333	0.2434440
Youngman #1	31-11N-17E	0.3333333	0.2414267
Martin 10	32-11N-17E	1.0000000	0.6982500
Martin 3,6,7,9	32-11N-17E	0.3333333	0.2525417
Martin 1 & 8	33-11N-17E	0.3333333	0.2517500
Waller #1	34-11N-17E	0.3333333	0.2533333
Prine 1-34	34-11N-17E	0.3333333	0.2557252
Neff 1-34	34-11N-17E	0.3333333	0.2557252
Sizemore #1-35	35-11N-17E	0.3333333	0.2526530
Cleek #1	35-11N-17E	0.3333333	0.2597656
Turner #1,2-35	35-11N-17E	0.3333333	0.2506356
Neff 1-35	35-11N-17E	0.3333333	0.2194402
A Truckner #1	36-11N-17E	0.3333333	0.2627345
Bradford 2-36	36-11N-17E	0.3333333	0.2564505
Stewart #1	36-11N-17E	0.3333333	0.2573288
Memphis 1-4	4-11N-18E	0.3333333	0.2597656
Wood	2-12N-18E	0.3333333	0.2597656
Clayton 1-2	2-12N-18E	0.3333333	0.2649484

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WELL NAME	Location	WI	NRI
Pittsburg Co.
Bain A-1	30-4N-12E	0.3635900	0.3450778
Belt Trust 26-1	26-4N-16E	0.3143750	0.2349398
Food #2	3-5N-13E	0.2600000	0.1722568
Dominic 2	35-6N-13E	0.3166667	0.2177245
Billie Pierce #1-2	2-8N-15E	0.3000000	0.2400000
Thomas #2-2	2-8N-15E	0.3000000	0.2400000
Sam’s Point N/O	2-8N-15E	0.3000000	0.2370899
Jennifer 1-2	2-8N-15E	0.3000000	0.2400000
Deryl 1-2	2-8N-15E	0.3000000	0.2400000
Mary Jane #1A	9-8N-15E	0.5100000	0.3936563
Fry #1-17	17-8N-15E	0.0110677	0.0085429
Beets #1-17	17-8N-15E	0.0110677	0.0085429
Phillips #1-17	17-8N-15E	0.0110677	0.0085429
Indianola #1-17 N/O	17-8N-15E	0.0110677	0.0092000
Casey #1-17	17-8N-15E	0.0110677	0.0085429
Canadian #1	7-8N-16E	0.2395047	0.1959465
Canadian #1H-7	7-8N-16E	0.3060868	0.2410774
Canadian #2	7-8N-16E	0.4186074	0.3178308
Canadian #2H-7	7-8N-16E	0.3076813	0.2299528
Canadian #3	7-8N-16E	0.3163320	0.2396207
Canadian #3H-7	7-8N-16E	0.3076813	0.2299528
Canadian #4H-7	7-8N-16E	0.3076813	0.2299528
Canadian #5	7-8N-16E	0.3951180	0.3040035
Aragon #3-20	20-8N-16E	0.2500000	0.2226563
ACE 1-36	36-9N-15E	0.5100000	0.3936563
Daniels A #1	1-9N-17E	0.3780000	0.3007025
JC Houck	1-9N-17E
Phillips E #1	1-9N-17E	0.6119850	0.4780619
Fogel 1-24 N/O	24-9N-17E	0.3398438	0.2761230
Belt 5V-24	24-9N-17E	0.3398763	0.2719010
Belt A #1-24	24-9N-17E	1.0000000	0.7718750
Belt A #2-24	24-9N-17E	1.0000000	0.7718750
First Real Adv	36-10N-17E	0.4002539	0.3327110
Schwoch-Kelly #1	36-10N-17E	0.6914561	0.5858195

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WELL NAME	Location	WI	NRI
Haskell Co.
Crouch #1-2	2-9N-18E	0.1666667	0.1357101
Wendell A #1	5-9N-18E	0.0750000	0.0578906
Wendell A #2	5-9N-18E	0.0750000	0.0578906
Wendell A #3	5-9N-18E	0.0750000	0.0578906
Wendell A #4	5-9N-18E	0.0750000	0.0578906
Twidwell	6-9N-18E	0.0565680	0.0470216
Twidwell #2 N/O	6-9N-18E	0.0565680	0.0470216
Earl Folsom #1	6-9N-18E	0.0187500	0.0155860
Haskell Head #1 N/O	6-9N-18E	0.0279053	0.0231964
Haskell Head #2 N/O	6-9N-18E	0.0279053	0.0231964
Daniel #2	7-9N-18E	0.7997511	0.5959750
Mason A #1	31-10N-18E	0.4418344	0.3552212
Mason A #2	31-10N-18E	0.4336383	0.3486318
Berry A #1	32-10N-18E	0.4668212	0.3726663
Berry A #2	32-10N-18E	0.4668212	0.3726663

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EXHIBIT C
Form Assignment, Bill of Sale and Conveyance
ASSIGNMENT, BILL OF SALE AND CONVEYANCE
THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (“Assignment”), dated effective  _____________, 2007 (the “Effective Time”), is from  _____________, an  _____________, whose address is  _____________  (as “Assignor”) to  _____________, an  _____________, whose address is  _____________ (as “Assignee”).
For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants, bargains, and conveys to Assignee all of Assignor’s right, title and interest, in and to the following (all of which are called the “Assets”), save and except the Excluded Assets as defined below:
1. All of Assignor’s right, title and interest in and to the oil and gas leases and overriding royalty interests specifically described in Exhibit A (collectively, the “Leases”), the royalties, overriding royalties, net profits interests, production payments and other interests, if any, owned by Assignor burdening the Leases, and any and all right, title and interest in and to the oil, gas and all other hydrocarbons in, on or under the lands covered by the Leases (the “Lands”) and other hydrocarbons and products, whether liquid or gaseous, produced in association therewith (“Hydrocarbons”) after the Effective Time and all other minerals of whatever nature in, on or under the Leases and Lands and lands pooled or unitized therewith;
2. The oil and gas wells located on the Leases and Lands, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described in Exhibit B, whether producing or non-producing and whether fully or properly described or not, (the “Wells”), all injection and disposal wells on the Leases or Lands, and all personal property and equipment associated with the Wells as of the Effective Time;
3. The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby to the extent that they relate to or affect any of Assignor’s properties and interests described in Paragraphs 1 and 2 or the production of Hydrocarbons, if any, attributable to said properties and interests after the Effective Time;
4. The rights, to the extent transferable, without material restriction under applicable law or third party agreements (without the payment of any funds or consideration) in and to existing and effective oil, gas, liquids, condensate, casinghead gas and natural gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments insofar only as they relate to any of Assignor’s properties and interests described in Paragraphs 1, 2 and 3, excluding, however, any insurance contracts;

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5. All of the personal property, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way and easements, including, without limitation the rights of way and easements set forth on Exhibit A, surface leases and other surface rights (including, but not limited to, any wells, tanks, boilers, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities) located on or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Paragraphs 1 through 4 to the extent that they are located on or used in the operation of the Assets as of the Effective Time, and all contract rights (including rights under leases to third parties) related thereto;
6. The files, records, data and information relating to the items described in Paragraphs 1 through 5, maintained by Assignor (the “Records”), but excluding the following: (i) all of Assignor’s internal appraisals and interpretive data related to the Leases, Lands and Wells, (ii) all information and data under contractual restrictions on assignment, (iii) all information subject to a privilege, (iv) Assignor’s corporate, financial, employee and general tax records that do not relate to the Assets, and (v) all accounting files that do not relate exclusively to the Assets; and
7. Assignor specifically excludes from the Assets and this Assignment all vehicles and other transportation equipment, furniture, office supplies and equipment, telephones and radio or other telecommunication systems, tools, store stock, spare parts, and equipment, and any other assets not specifically used in connection with the operation of the Leases (the “Excluded Property”).
TO HAVE AND TO HOLD the Assets unto Assignee and its successors and assigns forever.
This Assignment is made and accepted expressly subject to the following terms and conditions:
A. ASSIGNOR TRANSFERS THE PROPERTIES CONVEYED UNTO ASSIGNEE IN AN “AS IS-WHERE IS” CONDITION. ASSIGNOR IS NOT MAKING ANY WARRANTIES OF ANY KIND WHATSOEVER.
B. ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING (i) MERCHANTABILITY OR CONDITION, (ii) FITNESS FOR A PARTICULAR PURPOSE, (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF ASSIGNEE UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (v) ANY CLAIM BY ASSIGNEE FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY ASSIGNEE THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND ITEMS ARE BEING CONVEYED TO ASSIGNEE “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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C. To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties and covenants given by others with respect to the Assets. Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce such covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Assets, but only to the extent not enforced by Assignor.
D. Assignee assumes and agrees to pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, relating to periods on and after the Effective Time, including, without limitation, environmental obligations and liabilities, the obligation to plug and abandon all Wells and reclaim all Well sites, and all obligations arising under all agreements covering or relating to the Assets, subject to Assignee’s rights and obligations, including without limitation, Assignee’s indemnity obligations, under the Asset Purchase Agreement dated October 1, 2007 between Assignor and Assignee (the “Purchase Agreement”) and other documents executed in connection therewith.
E. The references herein to liens, encumbrances, burdens, defects and other matters shall not be deemed to ratify or create any rights in third parties or merge with, modify or limit the rights of Assignor or Assignee, as between themselves, as set forth in the Purchase Agreement or other documents executed in connection therewith.
F. Unless provided otherwise, all recording references in the Exhibits hereto are to the official real property records of the county or parish in which the Assets are located.
G. Separate governmental form assignments of the Assets may be executed on officially approved forms by Assignor to Assignee, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, warranties, rights, titles, power and privileges set forth herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same, and not in addition to, the interest in the Assets conveyed herein.
H. This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.
I. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute but one instrument.

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J. This assignment is subject in all respects to the terms and conditions of the Purchase Agreement, including, but not limited to, the assumptions and indemnifications contained in the Purchase Agreement.
EXECUTED on the dates contained in the acknowledgment of this instrument, to be effective for all purposes as of the Effective Time.
ASSIGNOR:
ASSIGNEE:
ACKNOWLEDGEMENTS

STATE OF OKLAHOMA	)
) ss.
COUNTY OF	)
The foregoing instrument was acknowledged before me this  ____________ day of  ____________, 2007 by  ____________,  ____________of  ____________, a  ____________, on behalf of said  ____________.

Notary Public, State of Oklahoma

STATE OF	)
) ss.
COUNTY OF	)
The foregoing instrument was acknowledged before me this  ____________ day of  ____________, 2007 by  ____________,  ____________ of  ____________ , a  ____________, on behalf of said  ____________.

Notary Public, State of Oklahoma

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EXHIBIT D
FIRPTA Certificate
Section 1445 of the Internal Revenue Code provides that a buyer of a United States real property interest must withhold tax if the seller is a foreign person. To inform Rio Vista Penny, LLC (the “Buyer”) that withholding of tax is not required upon the disposition of a United States real property interest owned by  ____________ (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:
1. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2. The United States employer/taxpayer identification number of Seller is  ____________; and
3. The address for Seller is as follows:

Seller understands that this affidavit may be disclosed to the Internal Revenue Service by Buyer and any false statement contained herein may be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

By:

Subscribed and sworn before me this  ____________ day of   ____________, 2007.

Notary Public in and for the State of Oklahoma
My Commission Expires:  _____________________

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